EXHIBIT 1

                       [LETTERHEAD OF GEORGE BRENNER, CPA]





August 7, 2000


Mr. Ron Tolman
Vice President
Biogan International, Inc.
7213 Potomac Drive
Boise, Idaho 83704-9150

Dear Mr. Tolman:

Effective as of today, I must resign as the independent accountant of Biogan International, Inc. My reason for this action is due to my inability, as a sole practitioner, to obtain adequate and price competitive professional liability insurance for SEC engagements.

My audits for the periods December 31, 1995 through December 31, 1999 did not have any accounting differences among you, your counsel and myself. All invoices were paid and there are no fees outstanding.

I have read the current report on Form 8-K of Biogan International, Inc. dated August 7, 2000, and am in agreement with the statements contained therein regarding the undersigned.

I understand Mr. Dennis Bersch, CPA will be your new independent accountant. I will, of course, be available to assist Mr. Bersch.

Thank you and your staff for all the courtesies extended to me.

                                                   Very truly yours,

                                                   /s/ GEORGE BRENNER

                                                  George Brenner, CPA

cc:  Office of the Chief Accountant (Via Fax: 202-942-9656)
     Attn:  SECPS Letter File/Mail Stop 9-5
     Dennis Bersch, CPA (Via Fax 1-262-512-2862)